Exhibit 10.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is dated and is effective as of September 29, 2000, among SED INTERNATIONAL HOLDINGS, INC. and SED INTERNATIONAL, INC., jointly and severally (collectively, the "Borrowers"), WACHOVIA BANK, N.A., as Agent (the "Agent") and the Banks party to the "Credit Agreement" defined below (collectively, the "Banks");

W I T N E S S E T H:

WHEREAS, the Borrowers, the Agent and the Banks executed and delivered that certain $50,000,000 Second Amended and Restated Credit Agreement, dated as of August 31, 1999 (the "Credit Agreement");

WHEREAS, the Borrowers have requested and the Agent and the Banks have agreed to make certain amendments to the Credit Agreement, subject to the terms and conditions hereof;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the Borrowers, the Agent and the Banks hereby covenant and agree as follows:

1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Credit Agreement from and after the date hereof refer to the Credit Agreement as amended hereby.

2. Waiver and Amendments.

(a) The Borrowers have advised the Agent and the Banks that the Borrowers were in Default under Section 6.28(vi) of the Credit Agreement during the period from December 31, 1999 through and including the date of this Amendment, which Default constitutes an Event of Default under the Credit Agreement (the "Financial Covenant Event of Default"). The Borrower has requested that the Agent and the Banks waive such Financial Covenant Event of Default solely for the period from December 31, 1999 through and including the date of this Amendment (the "Waiver Period"). The Agent and each of the Banks hereby waive the Financial Covenant Event of Default solely for the Waiver Period. Such waiver of the Financial Covenant Event of Default granted by the Agent and the Banks under this letter shall not extend beyond the Waiver Period and shall thereafter be null and void, and of no force or effect. The waiver of the Financial Covenant Event of Default contained in this letter shall not extend to any other existing Default or Event of Default or other provision of the Credit Agreement or any of the other Loan Documents, whether now existing or hereafter arising. All other provisions of the Credit Agreement and the other Loan Documents remain in full force and effect..

(b) Clauses (j) and (k) of Section 6.18 of the Credit Agreement hereby are amended and restated in their entirety and a new clause (l) hereby is added thereto as follows:

(j) any Lien permitted under any Lien Subordination Agreement or the FINOVA Intercreditor Agreement;

(k) a Lien against a certificate of deposit owned by a Borrower securing Debt of SED Colombia permitted by this Agreement, such amounts in such deposit secured by such Lien not to exceed $700,000; and

(l) any Lien on any specific fixed asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, providedthat (x) such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof, (y) such Lien may not secure any other indebtedness, and (z) the aggregate outstanding principal amount of all Debt secured by such Liens shall not at any time exceed $1,500,000.

(c) Section 6.24 of the Credit Agreement hereby is amended and restated in its entirety as follows:

SECTION 6.24. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will as of June 30, 1999 be not less than $40,000,000, and at all times thereafter will not be less than (x) $40,000,000 plus (y) the sum of (i) 75% of the cumulative Reported Net Income of the Borrowers and the Consolidated Subsidiaries during any period after March 31, 1999 (taken as one accounting period), calculated quarterly at the end of each Fiscal Quarter (but excluding from such calculations of Reported Net Income for purposes of this clause (i), any Fiscal Quarter in which the Reported Net Income of the Borrowers and the Consolidated Subsidiaries is negative), and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after March 31, 1999, calculated quarterly at the end of each Fiscal Quarter.

(d) Section 6.28 of the Credit Agreement hereby is amended and restated in its entirety as follows:

SECTION 6.28. Additional Debt. Neither of the Borrowers or any of their Subsidiaries shall incur or permit to exist any Debt other than (i) Debt in the amounts listed on Schedule 6.28, (ii) Debt permitted to be secured by Liens permitted by Section 6.18, (iii) Debt of the types described in clause (vii) of the definition of Debt which is incurred in the ordinary course of business in connection with the sale or purchase of goods or to assure performance of any obligation to a utility or a governmental entity or a worker's compensation obligation; (iv) Debt permitted by the FINOVA Intercreditor Agreement; (v) so long as the same is not Guaranteed by either Borrower, Debt with a maturity date no later than 6 months after the date of issuance incurred by Foreign Subsidiaries not to exceed an aggregate amount outstanding at any time of $6,000,000; (vi) other Debt not to exceed an aggregate amount outstanding at any time equal to the lesser of (A) $500,000 or (B) $6,000,000 minus the outstanding Debt permitted under clause (v) of this Section 6.28; (vii) trade payables arising in the ordinary course of business; (viii) Investments permitted by Section 6.17 in Subsidiaries consisting of Debt excluded under the definition of "Restricted Investment"; and (ix) Debt consisting of a Guarantee by SEDH of SED's obligations to purchase certain equity interests in SED Magna such investment amount permitted under the definition of "Restricted Investment."

3. Exhibits and Schedules. Page 119 of the Credit Agreement constituting a part of the Compliance Certificate attached to Exhibit H of the Credit Agreement is amended and restated in its entirety as set forth on Exhibit A to this Amendment.

4. Effect of Waiver and Amendment. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of the Borrowers. The waiver and amendments contained herein will be deemed to have prospective application only, unless otherwise specifically stated herein.

5. Ratification. Each of the Borrowers hereby restates, ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement and the other Loan Documents effective as of the date hereof.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument.

7. Section References. Section titles and references used in this Amendment have substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

8. No Default; Release. To induce the Agent and the Banks to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement, each of the Borrowers hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, (i) there exists no Default or Event of Default, (ii) there exists no right of offset, defense, counterclaim, claim or objection in favor of the Borrowers arising out of or with respect to any of the Loans or other obligations of the Borrowers owed to the Banks under the Credit Agreement, and (iii) the Agent and each of the Banks has acted in good faith and has conducted its relationships with each of the Borrowers in a commercially reasonable manner in connection with the negotiations, execution and delivery of this Amendment and in all respects in connection with the Credit Agreement, each of the Borrowers hereby waiving and releasing any such claims to the contrary. A default or breach of representation or warranty by the Borrowers under this Amendment shall constitute an Event of Default under the Credit Agreement.

9. Further Assurances. Each of the Borrowers agrees to take such further actions as the Agent reasonably requests in connection herewith to evidence the amendments herein contained.

10. Governing Law. This Amendment is governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

11. Conditions Precedent. This Amendment becomes effective only upon the execution and delivery of this Amendment by each of the parties hereto.

IN WITNESS WHEREOF, the Borrowers, the Agent and each of the Banks has caused this Amendment to be duly executed, under seal, by its duly authorized officer as of the day and year first above written.

SED INTERNATIONAL HOLDINGS, INC.

By: Larry G. Ayers, Vice President

SED INTERNATIONAL, INC.

By: \a\ Larry G. Ayers, Vice President

WACHOVIA BANK, N.A.,

as Agent and as the sole Bank

By: /s/ Kevin B. Harrison, Senior Vice President

EXHIBIT A

(Amended and Restated Page 119 of Credit Agreement

constituting a part of the Compliance Certificate

set forth on Exhibit H to the Credit Agreement)

6. Minimum Profitability (Section 6.23)

Tested at the end of each Fiscal Quarter, the Borrower's EBITDA shall not be less than $500,000 for such Fiscal Quarter.

(a) EBITDA - Schedule 5 $_____________

(b) Requirement $500,000

7. Minimum Consolidated Tangible Net Worth (Section 6.24)

Consolidated Tangible Net Worth will as of June 30, 1999 be not less than $40,000,000, and at all times thereafter will not be less than (x) $40,000,000 plus (y) the sum of (i) 75% of the cumulative Reported Net Income of the Borrowers and the Consolidated Subsidiaries during any period after March 31, 1999 (taken as one accounting period), calculated quarterly at the end of each Fiscal Quarter (but excluding from such calculations of Reported Net Income for purposes of this clause (i), any Fiscal Quarter in which the Reported Net Income of the Borrowers and the Consolidated Subsidiaries is negative), and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after March 31, 1999, calculated quarterly at the end of each Fiscal Quarter.

(a) $40,000,000

(b) 75% of positive Reported Net Income

after March 31, 1999 $_______________

(c) 100% of cumulative Net Proceeds of Capital

Stock received after March 31, 1999 $_______________

Actual Consolidated Tangible

Net Worth - Schedule 4 $_______________

Required Consolidated Tangible Net

Worth (sum of (a) plus (b) plus (c) $_______________